Exhibit 10.61

            Compensation Arrangement for Thomas B. Lovejoy and Others

         FX Energy, Inc. compensates the following named individuals, who serve in the capacities indicated, under the oral arrangements described:

         Thomas B. Lovejoy, Chairman, commenced receiving an annual salary of $151,307 on January 1, 2001. Effective July 1, 2002, Mr. Lovejoy agreed to waive the payment of 50% of his salary until the board of directors determines that the financial condition of the Company is such that his regular compensation can be resumed.

         Peter L. Raven, director, receives a director's fee of $4,500 per quarter, payable quarterly, together with seven-year options to purchase 10,000 shares of common stock at an exercise price equivalent to the market price of the common stock as of the date of option grant. In 2002, the Company granted options to Mr. Raven to purchase 10,000 shares on August 14, 2002, with an exercise price of $2.40 per share. The option vests one-third on the first anniversary of the date of grant and each anniversary thereafter until fully vested. On July 1, 2002, Mr. Raven agreed to waive payment of his cash director's fee until such time as the board of directors determines that the financial condition of the Company is such that his regular director's fee can be resumed.

         Clay Newton, director, receives seven-year options to purchase 10,000 shares of common stock at an exercise price equivalent to the market price of the common stock as of the date of option grant. On August 14, 2002, the Company granted options to Mr. Newton to purchase 10,000 shares with an exercise price of $2.40 per share. The option vests one-third on the first anniversary of the date of grant and each anniversary thereafter until fully vested.

         In addition, the Company pays Mr. Newton a consulting fee of $60.00 per hour, except that effective July 1, 2002, Mr. Newton agreed to waive payment of 50% of the cash compensation payable to him until such time as the board of directors determines that the financial condition of the Company is such that his regular consulting fee can be resumed.